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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

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                          SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(a)
                   OF THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. __)

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Filed by the Registrant |x|

Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_|  Preliminary Proxy Statement
|_| Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|x|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to Rule 14a-12


                             Hoenig Group Inc.
              (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box):
|_|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)      Title of each class of securities to which transaction applies:
     (2)      Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)      Proposed maximum aggregate value of transaction:
     (5)      Total fee paid:

|x|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)      Amount Previously Paid:
     (2)      Form, Schedule or Registration Statement No.:
     (3)      Filing Party:
     (4)      Date Filed:




HOENIG LOGO
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NEWS RELEASE

                                       For:      Hoenig Group Inc.
                                                 4 International Drive
                                                 Rye Brook, NY  10573


                                       Company
                                       Contact:  Fredric P. Sapirstein
                                                 (914) 935-9000


HOENIG GROUP INC. COMPLETES SALES OF AXE-HOUGHTON ASSOCIATES, INC., AND REMAINING INVESTMENT MANAGEMENT BUSINESSES; ANNOUNCES PURCHASE PRICE TO BE PAID TO HOENIG GROUP STOCKHOLDERS IN SALE OF THE COMPANY TO INVESTMENT TECHNOLOGY GROUP, INC.

RYE BROOK, N.Y., April 29, 2002 - Hoenig Group Inc. (Nasdaq: HOEN) announced today that it has completed the previously announced sales of Axe-Houghton Associates, Inc. and its remaining institutional investment management businesses. The Company received $3.25 million as a result of these sales, recognizing a gain of $1.25 million, or $0.14 per share diluted, after taxes and expenses related to the sales.

On February 28, 2002, Hoenig Group announced that it had signed an agreement under which Investment Technology Group, Inc. (NYSE: ITG) will acquire the Company. As previously announced, the purchase price per share to be paid by ITG to Hoenig Group stockholders was subject to adjustment depending upon the amount received by the Company from its sales of the Axe-Houghton businesses.

The purchase price per share to be paid to Hoenig Group Inc. stockholders upon completion of the sale to ITG will be $12.55. The sale to ITG is contingent upon, among other things, obtaining approval from Hoenig Group stockholders and regulatory authorities and satisfaction of customary closing conditions. The record date for the special meeting of Hoenig Group stockholders to vote on the ITG transaction is May 3, 2002, and the date of the special meeting is June 10, 2002.


For over thirty years, Hoenig Group Inc. has provided high quality trade execution, independent research and premier client service to professional money managers and alternative investment funds throughout the world. Hoenig Group operates through its brokerage subsidiaries in the United States, United Kingdom, and Hong Kong. Additional information about Hoenig Group is available at www.hoeniggroup.com.




This press release contains forward-looking statements that relate to future plans, events and performance. These forward-looking statements involve risks and uncertainties, including the risk that conditions to the closing of the ITG transaction described herein will not be satisfied and the sale will not be completed. These risks and uncertainties are in addition to those set forth in the Company's periodic reports and other filings with the Securities and Exchange Commission. Forward-looking statements reflect the Company's current views with respect to future events. Actual events and results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated.

Please note that the Company will be filing a definitive proxy statement with the Securities and Exchange Commission (SEC) as soon as practicable. The definitive proxy statement will be sent to the Company's stockholders seeking their approval of the proposed ITG transaction. STOCKHOLDERS OF HOENIG GROUP INC. ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Once filed, the proxy statement and other information filed by Hoenig Group may be obtained free of charge on the Internet at the SEC website at www.sec.gov. In addition, documents filed with the SEC by Hoenig Group will be available free of charge from the Company's Investor Relations Department, obtainable by addressing a request to: Hoenig Group Inc., 4 International Drive, Rye Brook, New York 10573, Attention: Investor Relations. Requests may also be made by telephone at (914) 935-9000.

The Company and its directors may be deemed to be participants in the solicitation of proxies from Hoenig Group stockholders in favor of the ITG transaction. These directors include Fredric P. Sapirstein, Alan B. Herzog, Max H. Levine, Robert Spiegel, Kathryn L. Hoenig, Martin F.C. Emmett and Robert L. Cooney. Collectively, as of April 25, 2002, the directors of Hoenig Group may be deemed to beneficially own approximately 46.9 % of the outstanding shares of the Company's common stock. Stockholders of Hoenig Group Inc. may obtain additional information regarding the interests of participants by reading the definitive proxy statement when it becomes available.